Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”), by and among COLONIAL PROPERTIES TRUST, COLONIAL PROPERTY SERVICES, INC. (collectively, “Colonial”) and Charles R. Thompson III (“Employee”), an individual, is hereby entered into effective as of the 29th day of January, 2013.
1.    Employee hereby resigns from his position as President and Chief Financial Officer of Colonial and its subsidiaries and affiliates, all the offices, directorships and other positions (if any) Employee holds with Colonial and all of its respective directly and indirectly owned subsidiaries, affiliates and entities in which it has joint venture or other interests, effective as of December 31, 2012 and from employment with Colonial and its subsidiaries and affiliates effective January 31, 2013 defined as (the “Resignation Date”). Prior to the Resignation Date Employee shall continue in all respects (including and without limitation, for purposes of vesting of outstanding stock option and restricted stock awards) to be treated and considered to be a full-time active employee of Colonial. After the Resignation Date, Employee shall not be entitled to the receipt of any further payments or benefits from Colonial other than those expressly provided for in this Agreement or pursuant to the terms of Colonial's retirement or health and welfare benefit plans. Colonial hereby accepts on behalf of Colonial and it's directly and indirectly owned subsidiaries, affiliates, joint ventures and other entities such resignation. In consideration of Employee's execution of this Agreement and compliance with its terms, Colonial agrees:
(a)    to pay Employee severance in the amount of Thirty Five Thousand Six Hundred Twenty Dollars and Eighty Three Cents ($35,620.83) per month less applicable ordinary payroll deductions, beginning on the first regularly scheduled pay day after expiration of the seven-day revocation period specified in Section 4(d) below for a period of twelve (12) consecutive months thereafter in accordance with Colonial's normal payroll practices with the final payment to occur on or before March 15, 2014 (such period, the “Salary Continuation Period”). If Employee begins working in any capacity, including but not limited to as a sole proprietor, partner, member, shareholder, employee independent contractor, consultant, advisor, agent or volunteer, either for himself or for another person, partnership, corporation, limited liability company or business of any type, he shall promptly notify Colonial's Chief Administrative Officer and Corporate Secretary and unless Employee's subsequent employment provides him annual compensation at an amount less than the aggregate amount of the monthly payments described above (such differential, a “Shortfall”) Colonial's obligation to make such payments shall automatically cease. Should Employee's subsequent employment result in a Shortfall, Colonial will keep Employee whole during the remaining monthly payments. For example, if Employee begins new employment during the Salary Continuation Period that provides him annual compensation of Three Hundred Thousand Dollars $300,000 (or $25,000 per month), Colonial shall pay Employee a monthly amount equal to Ten Thousand Six Hundred and Twenty Dollars and Eighty Three Cents ($10,620.83) for the remainder of the Salary Continuation Period.  In connection with the “make-whole” obligation described in this Section 1(a), Colonial may request Employee provide copies of his federal and state income tax returns for 2013 and 2014 within 30 days after filing them;
(b)    to vest Employee's restricted stock described on Exhibit A to this Agreement on the Resignation Date;
(c)    to pay Employee a bonus in the amount of Two Hundred Fourteen Thousand Nine Hundred Fifty Six Dollars ($214,956.00) in lieu of vesting Employee's unvested stock options. One Hundred Fifty Four Thousand Five Hundred Sixty Three Dollars ($154,563.00) will be paid on the following pay period after the receipt of the signed severance and general release agreement. Regarding the sale of the Metropolitan property (the “Metropolitan Transaction”), Sixty Thousand Three Hundred Ninety Three Dollars ($60,393.00) will be paid on the following pay period after the closing of the Metropolitan Transaction. Should the Metropolitan Transaction not close by December 31, 2013, Employee will forfeit the bonus in the amount of Sixty Thousand Three Hundred Ninety Three Dollars ($60,393.00);
(d)    to pay Employee a bonus in the amount of Eight Hundred Eighty Nine Thousand Six Hundred Seven Dollars ($889,607.00) the following pay period after the closing of the Metropolitan Transaction. Should the Metropolitan Transaction not close by December 31, 2013, Employee will forfeit the bonus in the amount of Eight Hundred Eighty Nine Thousand Six Hundred Seven Dollars ($889,607.00).
Notwithstanding the foregoing, any amounts payable upon the closing of the Metropolitan Transaction shall be paid prior to March 15, 2014.  In addition, Colonial and Employee acknowledge and agree that all amounts payable pursuant to this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and all provisions contained in this Agreement shall be interpreted consistently with this intent.  To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax on Employee under Section 409A, Colonial will reasonably cooperate with Employee to amend this Agreement and any related documents such that such documents and payments are either exempt from or comply with Section 409A without materially changing the economic value of this Agreement or the arrangements hereunder to either party.
A description of the payments contemplated by this Section 1 is attached to and made a part of this Agreement as Exhibit A.
2.    In consideration of the payments and terms set forth in paragraph one, Employee agrees to hereby release, acquit, discharge and hold harmless Colonial, Colonial Properties Trust CRT, Inc., Colonial Properties Services, Inc., Colonial Construction Services, LLC, Colonial Realty Limited Partnership, and all of their respective parent(s), related or affiliated companies, members, subsidiaries, assigns, predecessors or transferees, and all of the present and former directors, officers, employees, servants, agents, partners and members of each of those entities, (hereinafter collectively, the “Colonial Entities”), from any and all claims whatsoever of any kind or nature, known or unknown, including but not limited to all claims arising out of or in any way connected with the employment of Employee by the Colonial Entities, including but not limited to any and all claims for pay, benefits, damages, or any other relief which were, might or could have been asserted by Employee in any court or before any administrative agency under any of the following federal, state or local statutes, laws, rules and/or ordinances:
(a)    the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veterans' Readjustment Assistance Act; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; the Genetic Information Nondiscrimination Act; and any amendments to any of the foregoing;
(b)    Alabama Code §§ 25-1-20 et seq. (the Alabama Age Discrimination in Employment Act); Alabama Code § 25-1-10 (the Alabama Affirmative Action Programs for Minorities law); Alabama Code § 13A-11-123 (anti-blacklisting statute); Alabama Code § 12¬16-8 (employer shall pay usual compensation to employee during employee's jury service); Alabama Code § 12-16-8.1 (employer not to discharge employee for jury service); Alabama Code § 25-5-11.1 (prohibition of discharge of employee for filing workers' compensation claim or for safety complaints); Alabama Code §§ 25-5-330 et seq. (drug-free workplace program); Alabama Code §§ 25-7-30 et seq. (right to work laws); and any amendments to any of the foregoing;
(c)    any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation the Unites States Constitution, the Constitution of the State of Alabama, and any law related to contracts, torts, discrimination, terms and conditions of employment, employee benefits or termination of employment, to the full extent that such a release is allowed by law; and
(d)    provided, however, that the release set forth above shall not affect Employee's vested benefits under Colonial's 401(k) plan, any rights or obligations of Colonial pursuant to this Agreement, any shares of Colonial stock held by Employee, or any obligations to indemnify Employee pursuant to the terms of the Colonial Entities' by-laws, articles of incorporation, operating agreements, governance documents or any other provisions granting Employee indemnity with respect to actions undertaken as an officer, director, trustee or employee of the Colonial Entities. In addition, to the extent Colonial continues to maintain directors' and officers' liability insurance (but in no event longer than six years from the date hereof), Colonial further agrees to maintain for Employee (or to cause such other Colonial Entity to maintain), with respect to acts and omissions preceding said Resignation Date, directors' and officers' liability insurance with the same limits and the same terms and conditions as Colonial's other officers and trustees.
3.    Employee acknowledges that Employee is aware of Employee's rights under the laws specifically and generally described in Section 2 and Employee waives those rights to the full extent that waiver is allowed by law.
4.    The following subparagraphs (a)-(d) apply solely to Employee's waiver of rights and claims under the Age Discrimination in Employment Act (“ADEA”), for which waiver Employee has by this Agreement received consideration to which Employee is not otherwise entitled:
(a)    Employee does not waive rights or claims that may arise under the ADEA after Employee executes this Agreement;
(b)    Employee is advised to consult with an attorney before executing this Agreement;
(c)    Employee has twenty-one (21) days, which Employee agrees is a reasonable and sufficient amount of time, to consider the waiver of rights and claims under the ADEA; and

(d)    Employee may revoke Employee's waiver of rights and claims under the ADEA during a period of seven (7) days following his execution of this Agreement, but if Employee exercises the right to revoke, Employee must return all consideration except Twenty-five Dollars ($25.00) paid by Colonial for Employee's execution of this Agreement. Such revocation shall be ineffective unless it is communicated in writing to Colonial within seven (7) days after the date of Employee's execution of this Agreement.
5.    If any provision of this Agreement imposes a condition precedent, a penalty or any limitation adversely affecting Employee's right to challenge the validity of the Agreement, or any portion thereof, such provision does not apply to any dispute about the validity of this Agreement, or any portion thereof, as it relates to the ADEA or the Older Workers Benefit Protection Act, both as amended.
6.    In consideration of the payments and terms set forth in Section 1, Employee further agrees:
(a)    that Employee's employment relationship with Colonial and all Colonial Entities will end on January 31, 2013;
(b)    not to disclose the terms of this Agreement, the circumstances surrounding its execution or the fact that Colonial will provide any payment pursuant to this Agreement, to any person or entity with the exception of Employee's legal counsel, tax advisor, financial planner, and spouse, or unless required by law; and to first obtain the agreement of Employee's spouse, financial planner, tax advisor and legal counsel to comply with the same non-disclosure obligation described above before any such disclosure is made to them;
(c)    to be reasonably available, assist and cooperate fully and truthfully, at Colonial's reasonable request, with Colonial's or its attorneys' investigation of any matter or their participation in any proceedings, negotiations, or arbitrations, judicial or otherwise, growing out of or involving Colonial and/or Employee's employment with Colonial and the Colonial Entities (Colonial shall reimburse Employee for reasonable expenses, if any, Employee incurs while complying with this obligation);

(d)    to refrain from knowingly making any false, disparaging or derogatory statements about the Colonial Entities or any of its respective officers, agents or employees. Notwithstanding the above, any disclosure made by Employee that is required by valid legal process (subpoena or court order) shall not be considered a violation of this Section 6(d); provided, however, that with respect to legal process in any nongovernmental proceeding Employee must promptly notify Colonial of his receipt of such process and provide Colonial with a reasonable opportunity to contest the validity of the process before Employee responds to such process;

(e)    that the payments and terms described in Section 1 shall not be considered an admission of liability or guilt in any manner whatsoever but is solely for the purpose of resolving doubtful and disputed claims, and that, subject to Section 2(d), the payment also represents payment in full satisfaction of all claims for back pay, benefits, compensatory, punitive and liquidated damages, costs, expenses and attorney's fees arising out of or pertaining to Employee's employment with Colonial and the Colonial Entities and/or under or related to the laws described specifically and generally in paragraphs two and four;
(f)    not to institute or voluntarily participate in, as a class member or otherwise, any civil action against Colonial or the Colonial Entities that concerns any matter encompassed by this release;
(g)    not to seek employment or reemployment with Colonial or the Colonial Entities;
(h)    that Employee hereby forfeits any claims, rights or interests he may have or may have had in the past with respect to any stock options issued under any incentive plan, program or otherwise that were converted to a cash bonus as defined in Section 1. Employee further acknowledges and agrees that, pursuant to the terms of The Second Amended and Restated Employee Share Option and Restricted Share Plan, The Third Amended and Restated Employee Share Option and Restricted Share Plan, and The 2008 Omnibus Incentive Plan, his separation from employment automatically results in the forfeiture of any claims, rights or interests in any unvested shares of options issued pursuant to that plan that were converted to a cash bonus as defined in Section 1; and
(i)    Employee acknowledges that he and his dependents have no rights to continued benefits under Colonial's group health plans other than those established pursuant to COBRA. Further, Employee acknowledges that if he elects COBRA continuation coverage with the respect to Colonial's group health plans, Colonial will charge a premium for such coverage in accordance with the limitations of COBRA.

7.    The parties agree that for purposes of this Agreement the terms identified below shall be defined as follows:
(a)    “Trade Secret” means any information, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, a financial plan, a product plan, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under circumstances to maintain its secrecy.
(b)    “Confidential Information” means any secret, confidential or proprietary information not otherwise included in the definition of “Trade Secret” but excluding information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the person or entity to which such information pertains. Confidential information includes, but is not limited to, the Colonial Entities' agreements, customer lists, customer's requirements, mailing lists, pricing information (including pricing strategy), business projections, financial information, product production procedures and techniques, technology, marketing plans and strategies, business plans and strategies, employee information, employee communication, proprietary information, product information, consumer information, sales, leasing and pricing information, attorney-client communications or any other confidential or proprietary information relating to the Colonial Entities or their businesses.
(c)    “Nondisclosure Period” means the period beginning on the date of this Agreement and ending two (2) years thereafter.
8.    In consideration of the payments and terms described in Section 1, Employee agrees that he shall hold in confidence and in a fiduciary capacity for the benefit of Colonial, all Trade Secrets of the Colonial Entities that came into his knowledge during his employment by the Colonial Entities and shall not directly or indirectly disclose, publish or make use of in any way that would harm the Colonial Entities at any time after the date hereof such Trade Secrets without the prior written consent of Colonial for as long as the information remains a Trade Secret. This Agreement in no way limits or diminishes the rights Colonial may have under State common law or statute governing the protection of Trade Secrets. Notwithstanding the above, any disclosure made by Employee that is required by valid legal process (subpoena or court order) shall not be considered a violation of this Section 8; provided, however, that with respect to legal process in any nongovernmental proceeding Employee must promptly notify Colonial of his receipt of such process and provide Colonial with a reasonable opportunity to contest the validity of the process before Employee responds to such process and disclose only that portion of Trade Secret information as Employee is advised by legal counsel as being legally required to be disclosed.
9.    In consideration of the payments and terms described in Section 1, Employee agrees that, during the Nondisclosure Period, he will hold in confidence and in a fiduciary capacity for the benefit of Colonial, all Confidential Information of the Colonial Entities that came into his knowledge during his employment by Colonial and the Colonial Entities (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) and will not directly or indirectly disclose, publish or make use of such Confidential Information in any way that would harm the Colonial Entities, except as authorized by Colonial in connection with the performance of Employee's duties, without the prior written consent of Colonial. This Agreement in no way limits or diminishes the rights Colonial may have under State common law or statute governing the protection of Confidential Information. Notwithstanding the above, any disclosure made by Employee that is required by valid legal process (subpoena or court order) shall not be considered a violation of this Section 9; provided, however, that with respect to legal process in any nongovernmental proceeding Employee must promptly notify Colonial of his receipt of such process and provide Colonial with a reasonable opportunity to contest the validity of the process before Employee responds to such process and disclose only that portion of the Confidential Information as Employee is advised by legal counsel as being legally required to be disclosed.
10.    In consideration of the payments and terms described in Section 1, Employee agrees to immediately deliver to Colonial all files, memoranda, notes, records, reports, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee's services for the Colonial Entities, the business of the Colonial Entities, or containing Trade Secrets or Confidential Information regarding the Colonial Entities' business, whether made or compiled by Employee or furnished to Employee by virtue of his employment with Colonial and the Colonial Entities.

11.    Employee recognizes that because of the personal nature of the Colonial Entities' business, the Colonial Entities' employees are one of Colonial's most valuable business assets. Furthermore, Employee recognizes that the skill, knowledge, training and experience that the Colonial Entities' employees have acquired from their employment are fundamental to the health and prosperity of the Colonial Entities' business. Employee also recognizes that Colonial's investment in its employees is a protectable business interest. In consideration of the payments and terms described in Section 1, Employee covenants and agrees that during the Nondisclosure Period, he will not, either directly or indirectly, solicit, cause or encourage any individual employed by the Colonial Entities to terminate his employment with the Colonial Entities. 12.
12.    Employee agrees that he shall comply with his obligation to pay all federal and state income taxes with respect to the payments made to him pursuant to Section 1, and shall indemnify Colonial from any tax liability, penalty or interest that Colonial may incur as a result of his failure to comply with this obligation. Employee also acknowledges and agrees that all payments made under this Agreement shall be subject to applicable tax withholding requirements.
13.    A failure on the part of either party to insist on strict performance of any term of this Agreement in one or more instances shall not be construed as a waiver or relinquishment of that party's right to insist on strict performance in the future.
14.    Employee agrees that Employee's breach of Sections 8-11 of this Agreement may result in irreparable harm and injury to Colonial and may cause damage to Colonial in such a way that it would be impossible to calculate actual damages. Any such breach will entitle Colonial to injunctive relief restraining Employee from continued violations, and will entitle Colonial to any and all remedies provided by law with respect to such breach.

15.    In the event that either party commences legal action to enforce the terms of this Agreement and prevails to any extent in the action, the non-prevailing party shall be liable for and must pay the costs, expenses and reasonable attorney's fees that the prevailing party incurs in the action.

16.    Should a court deem any provision of this agreement to be unenforceable in whole or in part, it shall not affect the legality or enforceability of the remainder of such provision or any other provision of this agreement, which shall survive and remain enforceable.
17.    This Agreement constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, statements or representations, oral or written, not herein contained. Employee hereby acknowledges and agrees that in executing this Agreement Employee has not relied upon or been induced, persuaded or motivated by any promise or representation made by Colonial unless expressly set forth herein and that Colonial has not made any promise or representation except those expressly set forth herein. All previous negotiations, statements and any preliminary instruments prepared by the parties or their representatives are merged in this Agreement.
18.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alabama.

* * * Signature Page to Follow * * *

I HAVE READ THE FOREGOING SEVERANCE AGREEMENT AND GENERAL RELEASE, I FULLY UNDERSTAND ITS TERMS, I HAVE CONSULTED MY ATTORNEY ABOUT IT OR BEEN GIVEN MORE THAN AMPLE TIME TO CONSULT WITH MY ATTORNEY ABOUT IT, AND I HAVE SIGNED IT VOLUNTARILY THIS 29th DAY OF JANUARY, 2013. I FURTHER UNDERSTAND AND AGREE THAT IN ORDER FOR THIS AGREEMENT TO BE VALID, IT MUST BE SIGNED AND RETURNED BY ME TO JENNIFER WRIGHT IN COLONIAL'S HUMAN RESOURCES DEPARTMENT NO LATER THAN 5:00 PM ON MONDAY, JANUARY 31, 2013.

/s/ Charles R. Thompson III
Charles R. Thompson III

COLONIAL PROPERTIES TRUST

/s/ John P. Rigrish
John P. Rigrish
Chief Administrative Officer & Corp Secretary

COLONIAL PROPERTIES SERVICES, INC.

/s/ John P. Rigrish
John P. Rigrish
Chief Administrative Officer & Corp Secretary

EXHIBIT A

Severance Package

The following exhibit has been intentionally omitted. The Company agrees to furnish supplementally a copy of the omitted Exhibit upon request of the Securities and Exchange Commission.